December 22, 2010

The Student Loan Corporation
750 Washington Boulevard
Stamford, CT 06901-3702
Attention:  Joseph Guage
    Bradley D. Svalberg
    Christine Y. Homer

Ladies and Gentlemen:

Reference is hereby made to (i) the Amended & Restated Omnibus Credit Agreement, dated as of January 29, 2010 (as amended by the Amendment No. 1 thereto, dated as of February 11, 2010, the "Credit Agreement"), by and among The Student Loan Corporation, a Delaware corporation ("SLC"), as the borrower (the "Borrower"), Citibank, N.A., a national banking association, as the lender (the "Lender"), and Citibank, N.A., in its separate capacity as the Trustee under the Trust Agreement referred to therein, and (ii) the Agreement and Plan of Merger, dated as of September 17, 2010 (the "Merger Agreement"), by and among Discover Bank, a Delaware banking corporation (the "Buyer"), Academy Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Acquisition Sub"), and SLC, pursuant to which the Acquisition Sub will be merged with and into SLC with SLC continuing as the surviving corporation and as a direct, wholly-owned subsidiary of the Buyer (the "Merger Transaction").  Capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement.

The Lender hereby agrees that, if the Merger Transaction is not consummated on or prior to December 30, 2010, the term of the Credit Agreement shall be automatically extended for a one day period ending on December 31, 2010 subject to the same pricing and the other terms that apply under the Credit Agreement immediately prior to giving effect to such extension except that December 31, 2010 shall be a payment date on which interest is payable on the Loans for such one day period (together with any previously accrued and unpaid interest thereon).

The Lender hereby further agrees that, if the Merger Transaction is not consummated on or prior to December 31, 2010, (i) the term of the Credit Agreement shall be automatically extended for an additional period ending on January 31, 2011 (the "First Extension Period"), (ii) if the Merger Transaction is not consummated on or prior to the last day of the First Extension Period, the term of the Credit Agreement shall be automatically extended for an additional period ending on February 28, 2011 (the "Second Extension Period") and (iii) if the Merger Transaction is not consummated on or prior to the last day of the Second Extension Period, the term of the Credit Agreement shall be automatically extended for an additional  period ending on March 31, 2011 (the "Third Extension Period" and, together with the First Extension Period and the Second Extension Period, each, an "Extension Period").  The pricing and the other terms applicable to the Loans under the Credit Agreement over each Extension Period shall be identical to the terms applicable immediately prior to such Extension Period except that the last day of such Extension Period shall be a payment date on which accrued and unpaid interest on the Loans through such date shall be payable in the manner provided in the Credit Agreement.

No up-front fee or other fee shall be payable to the Lender by the Borrower (other than those fees already payable to the Lender by the Borrower under the Credit Agreement) in consideration of the extension of the term of the Credit Agreement on the terms set forth in this letter agreement.

Notwithstanding anything herein to the contrary, the term of the Credit Agreement shall not be extended on any date in the manner provided herein if a Default or an Event of Default has occurred and is continuing as of such date that has not been waived by the Lender on or prior to such date.  The extension of the term of the Credit Agreement in the manner set forth herein shall be subject to any provision in the Credit Agreement that would cause the term of the Credit Agreement to terminate early.

This letter agreement, together with the Credit Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, of the parties hereto relating to the subject matter hereof.

The Credit Agreement as modified by this letter agreement and all rights and remedies of the parties thereunder are and shall continue to be in full force and effect in accordance with the terms thereof, and the same as modified by this letter agreement are hereby ratified and confirmed in all such respects by the parties hereto.

This letter agreement may be amended by mutual agreement of the parties hereto in writing.

This letter agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

This letter agreement may be executed by the parties hereto in any number of counterparts (including by facsimile or other electronic means of transmission), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have caused this letter agreement to be duly executed as of the day and year first above written.

CITIBANK, N.A., as the Lender
By: /s/ Douglas Peterson
Name: Douglas Peterson
Title: Chief Operating Officer

Acknowledged and agreed to as of the date hereof:

THE STUDENT LOAN CORPORATION, as the Borrower
By: /s/ Joseph P. Guage
Name: Joseph P. Guage
Title: Chief Financial Officer